Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces
Issuance of Shares of Common Stock

Tulsa, Oklahoma, July 30, 2009. American Natural Energy Corporation ("ANEC") (TSX Venture: ANR.U) announced today that during the period subsequent to July 28, 2009, it has sold an additional 12,666,668 shares of its common stock to complete its private placement financing. Together with the sale of 53,999,998 shares of its common stock previously announced, ANEC sold a total of 66,666,666 shares for an aggregate cash consideration of $2 million in the private placement financing.

ANEC paid finder's fees to two finders in the subsequent period in the aggregate amount of $23,040 in cash and 1,280,000 share purchase warrants of ANEC, each such warrant exercisable into one share of common stock of ANEC for a period of one year at a price of $0.05 per share.

The securities were issued in reliance upon the exemption from the registration requirements of the US Securities Act of 1933, as amended (the "Act"), afforded by Regulation D and Section 4(2) and pursuant to Regulation S under the Act. The securities may not be reoffered or resold by the purchasers absent registration under the Act or an applicable exemption from the registration requirements of the Act. In addition, the securities are subject to a hold period and, subject to compliance with the requirements of the Act, may not be traded until November 29, 2009, except as permitted by Canadian securities legislation and the TSX Venture Exchange.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

ON BEHALF OF THE BOARD OF DIRECTORS

"Michael Paulk"
Michael Paulk
President & CEO

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward-looking statements also include the intended use of proceeds. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. ANEC’s inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.